UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  CAPITAL TRUST
             (Exact name of registrant as specified in its charter)


                 California                              94-6181186
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                Identification No.)
        605 Third Avenue, 26th Floor                        10016
             New York, New York                          (Zip Code)
  (Address of Principal Executive Offices)

             Capital Trust 1997 Non-Employee Trustee Share Plan and
                Capital Trust 1997 Long-Term Incentive Share Plan
                            (Full title of the plan)

                                  John R. Klopp
                                  Vice Chairman
                           and Chief Executive Officer
                          605 Third Avenue, 26th Floor
                            New York, New York 10016
                     (Name and address of agent for service)

                                 (212) 655-0220
          (Telephone Number, Including Area Code, of Agent for Service)



                         Calculation of Registration Fee

===================================================================================================================================
                                                                   Proposed maximum                                     Amount of
                                                  Amount to be    offering price per        Proposed maximum          registration
     Title of securities to be registered          registered         share(1)         aggregate offering price(1)       fee(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares of Beneficial Interest,     2,000,000      $12.44                   $24,880,000              $7,539.39
$1.00 Par Value
-----------------------------------------------------------------------------------------------------------------------------------
Total
===================================================================================================================================

(1) Pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share of such Class A Common Shares is estimated solely for the purpose of determining the registration fee and is based upon the average of the high and low prices per share of the Registrant's Class A Common Shares reported on The New York Stock Exchange on November 5, 1997.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     The documents containing the information specified in this Item will be sent or given to employees or trustees, as the case may be, who have been granted class A common shares of beneficial interest, $1.00 par value, in Capital Trust ("Class A Common Shares") or instruments exercisable for or convertible into Class A Common Shares ("Awards") under the Capital Trust 1997 Long-Term Incentive Share Plan (the "Incentive Share Plan") and the 1997 Non-Employee Trustee Share Plan (the "Trustee Plan" together with the Incentive Share Plan, are collectively referred to as the "Plans"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

Item 2.  Registration Information and Employee Plan Annual Information

     The documents containing the information specified in this Item will be sent or given to employees who have been granted Awards under the Plans and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

                  The following documents, which have been heretofore filed with the Commission by Capital Trust, a California trust (formerly known as California Real Estate Investment Trust) (the "Registrant"), are incorporated by reference in this Registration Statement:

                  (a) The Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1996 (File Number 1-8063), as filed with the Commission on April 15, 1997, as amended by the Registrant's annual report on Form 10-K/A, as filed with the Commission on June 2, 1997.

                  (b) (i) The Registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 14, 1997.

                      (ii) The Registrant's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 14, 1997.

                      (iii) The Registrant's quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 1997, as filed with the Commission on October 17, 1997.

                      (iv) The Registrant's current report on Form 8-K, dated January 3, 1997, as filed with the Commission on January 21, 1997.

                      (v) The Registrant's current report on Form 8-K, dated April 10, 1997, as filed with the Commission on April 16, 1997.

                      (vi) The Registrant's current report on Form 8-K, dated February 14, 1997, as filed with the Commission on June 12, 1997.

                      (vii) The Registrant's current report on Form 8-K, dated June 30, 1997, as filed with the Commission on July 15, 1997.

                      (viii) The Registrant's current report on Form 8-K, dated July 15, 1997, as filed with the Commission on July 30, 1997.

                      (ix) The Registrant's current report on Form 8-K, dated August 4, 1997, as filed with the Commission on August 19, 1997.

                      (x) The Registrant's current report on Form 8-K, dated August 13, 1997, as filed with the Commission on August 28, 1997.

                      (xi) The Registrant's current report on Form 8-K, dated September 19, 1997, as filed with the Commission on October 3, 1997.

                      (xii) The Registrant's current report on Form 8-K/A, dated August 4, 1997, as filed with the Commission on October 17, 1997.

                      (xiii) The Registrant's current report on Form 8-K/A, dated August 13, 1997, as filed with the Commission on October 27, 1997.

                  (c) The description of the Registrant's Class A Common Shares contained in the Registrant's Schedule 14A Definitive Proxy Statement under the caption "Description of Capital Shares", as filed with the Commission on June
17, 1997 (File Number 1-8063) pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel

                  Mr. Martin L. Edelman, a Trustee of the Registrant, is also of Counsel to the law firm of Battle Fowler LLP which is rendering the opinion regarding the legality of the securities being registered in this Registration Statement. As a Trustee, Mr. Edelman has and is, to receive Awards under the Trustee Plan.

Item 6.  Indemnification of Directors and Officers

                  The Registrant is a California business trust.

                  Section 2.1. of the Registrant's by-laws provides that no Trustee, officer, employee or agent of the Company shall be liable to the Company or to any other Person for any act or omission which he or she reasonably believes is in the best interests of the Company, except for his or her own willful misconduct, bad faith, gross negligence or reckless disregard of duty or his or her failure to act in good faith or in the best interests of the Company.

                  The Trustees, officers, employees and agents of the Company shall be deemed to be acting as Trustees, officers, employees or agents of the Company and not in their own individual capacities when incurring any debts, liabilities or obligations or when taking or omitting any other action on behalf of, or in connection with, the Company. Notwithstanding any provision herein to the contrary, no Trustee, officer, employee or agent of the Company shall be liable for any debt, claim, demand, judgment, decree, liability or obligation of any kind in tort, contract or otherwise of, against or with respect to the Company arising out of any action taken or omitted for or on behalf of the Company, and the Company shall be solely liable therefor and recourse shall be solely to the assets of the Company for the payment or performance thereof.

                  In Section 2.2 of the Registrant's by-laws, the Company agrees to indemnify and hold harmless any Person made a party to any action, suit or proceeding or against whom a claim or liability is asserted by reason of the fact that he, she, his or her testator or intestate was or is a Trustee, officer, employee or agent of the Company or active in such capacity on behalf of the Company against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, whether or not such suit or action proceeds to judgment or is settled or otherwise brought to a conclusion. Notwithstanding the above, no Person shall be so indemnified or reimbursed for any claim, obligation or liability which shall have been adjudicated to have arisen out of or been based upon such Person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty or for his or her failure to act in good faith in the reasonable belief that his or her action was in the best interests of the Company. Any Person seeking indemnification under this Section 2.2 shall give prompt notice to the Company of the claim, alleged liability, action, suit or proceeding; provided, that the failure to give such notice shall not relieve the Company of its obligations under this Section 2.2, except to the extent that such failure to give notice prejudices the Company. Such rights of indemnification and reimbursement shall be satisfied solely out of the assets of the Company.

                  Section 2.2 states that the rights accruing to any Person shall not exclude any other right to which he or she may be lawfully entitled, nor shall anything contained herein restrict the right of the Company to indemnify or reimburse such Person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such rights of a Trustee to contribution as may be available under applicable law. In addition, the Board shall make advance payments for expenses incurred in defending any proceeding in advance of its final disposition in connection with indemnification under Section 2.2 provided that the indemnified Person agrees in writing to reimburse the Company in the event it is subsequently determined that he or she is not entitled to such indemnification.

                  The Company shall have the power to enter into individual indemnification agreements with any Person entitled to be indemnified under
Section 2.2, without approval thereof by the Shareholders, provided that the substantive provisions of any such agreement shall not be inconsistent in any material respect with the provisions of this Section 2.2 at the time such agreement is entered into. The terms of any such agreement need not be identical to the terms of any other such agreement and any such agreement which has been entered into may subsequently be amended or changed by mutual agreement of the parties thereto, without approval thereof by the Shareholders, so long as at the time such agreement is entered into or amended or changed, as the case may be, its substantive provisions are not inconsistent in any material respect with the provisions of Section 2.2.

                  The Company shall have the power to use the assets of the Company to establish arrangements for funding its indemnification obligations under Section 2.2, including but not limited to depositing assets in trust funds, obtaining bank letters of credit in favor of indemnified Persons or entities, establishing specific reserve accounts and otherwise funding special self-insurance arrangements for these purposes.

                  ARTICLE FOURTEENTH of the Registrant's amended and restated declaration of trust reads as follows:

                  "The Company may, to the full extent permitted by law, cause the Company to limit the liability of and indemnify any and all Trustees, officers, employees or agents from and against any and all expenses, liabilities or other matters both as to action in his or her official capacity on behalf of the Company and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such Person, as provided in any By-Law adopted by a majority of the Board.

                  All Persons dealing with or having any claim against the Trustees or any officer, agent or employee of the Company shall look only to the Company for the payment of any debt, claim, obligation or damage, or of any money or other thing that might become due or payable in any way, whether founded upon contract, tort or otherwise, and no Shareholder shall be personally or individually liable therefor. Each Shareholder shall be entitled to pro rata indemnity from the Company's assets if, contrary to the provisions hereof, such Shareholder is held to any personal liability for any debt, claim, obligation or damage, or of any money or other thing that might become due or payable in any way, whether founded upon contract, tort or otherwise, of the Company.

                  The  Board  shall   maintain   liability   insurance  for  the
protection of the Company and those connected therewith, and cause any premiums therefor to be paid from Company assets."

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

     4.1      1997 Non-Employee Trustee Share Plan, as amended (filed as Exhibit
              10.1 to the Registrant's Current Report on Form 8-K filed on July 15, 1997 and is incorporated herein by reference).

     4.2      1997 Long-Term Incentive Share Plan, as amended (filed as Exhibit
              10.2 to the Registrant's Current Report on Form 8-K filed on July 15, 1997 and is incorporated herein by reference).

     5.1 Opinion of Greenberg Glusker Fields Claman & Machtinger LLP regarding the legality of the securities being registered.

     23.1     Consent of Coopers & Lybrand, LLP.

     23.2 Consent of Greenberg Glusker Fields Claman & Machtinger LLP (contained in Exhibit 5.1).

     24.1     Power of Attorney (contained in the signature pages hereto).


Item 9.  Undertakings.

                  (a) The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act;

                            ii) To reflect in the prospectus any facts or events
                  arising  after  the  effective   date  of  this   Registration
                  Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                            iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of November, 1997.

                             CAPITAL TRUST



                             By:       /s/ John R. Klopp
                                      John R. Klopp
                                      Vice Chairman and Chief Executive
                                      Officer



                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Klopp and Edward L. Shugrue III his true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  Name                                      Title                                  Date
/s/ John R. Klopp                          Vice Chairman and Chief                  November 7, 1997
-----------------------------
John R. Klopp                              Executive Officer (principal
                                           executive officer)

/s/ Edward L. Shugrue III                  Managing Director and Chief              November 7, 1997
--------------------------                 Financial Officer
Edward L. Shugrue III                      (principal financial
                                           officer)

                  Name                                      Title                                  Date
/s/ Samuel Zell                            Chairman of the Board of                 November 7, 1997
------------------------------
Samuel Zell                                Trustees

/s/ Martin L. Edelman                      Trustee                                  November 7, 1997
--------------------------
Martin L. Edelman

/s/ Craig M. Hatkoff                       Trustee                                  November 7, 1997
---------------------------
Craig M. Hatkoff

/s/ Gary R. Garrabrant                     Trustee                                  November 7, 1997
---------------------------
Gary R. Garrabrant

/s/ Sheli Z. Rosenberg                     Trustee                                  November 7, 1997
---------------------------
Sheli Z. Rosenberg

/s/ Lynne B. Sagalyn                       Trustee                                  November 7, 1997
----------------------------
Lynne B. Sagalyn


/s/ Jeffrey A. Altman                      Trustee                                  November 7, 1997
-----------------------------
Jeffrey A. Altman

                                  EXHIBIT INDEX


Exhibits

4.1 1997 Non-Employee Trustee Share Plan (filed as Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on July 15, 1997 and is incorporated herein by reference)

4.2 1997 Long-Term Incentive Share Plan (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on July 15, 1997 and is incorporated herein by reference)

5.1 Opinion of Greenberg Glusker Fields Claman & Machtinger LLP regarding the legality of the securities being registered

23.1            Consent of Coopers & Lybrand, LLP

23.2 Consent of Greenberg Glusker Fields Claman & Machtinger LLP (contained in Exhibit 5.1)

24.1            Power of Attorney (contained in the signature page hereof)